                                                                    EXHIBIT 12-2

                  MCN INVESTMENT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)

                              TWELVE MONTHS    TWELVE MONTHS     TWELVE MONTHS
                                  ENDED            ENDED             ENDED
                              MARCH 31, 1996 DECEMBER 31, 1995 DECEMBER 31, 1994
                              -------------- ----------------- -----------------
EARNINGS AS DEFINED (1) (4)
Pre-tax income (2)..........   $    17,666      $    13,163       $     6,696
Fixed charges (3)...........        28,351           24,748            13,640
                               -----------      -----------       -----------
 Earnings as defined........   $    46,017      $    37,911       $    20,336
                               ===========      ===========       ===========
FIXED CHARGES AS DEFINED (1)
 (4)
Interest, expensed..........   $    27,632      $    24,151       $    13,365
Interest, capitalized.......         6,028            5,895             2,089
Amortization of debt
 discounts, premium and
 expense....................           636              520               275
Interest implicit in
 rentals....................            83               77                --
                               -----------      -----------       -----------
 Fixed charges as defined...   $    34,379      $    30,643       $    15,729
                               ===========      ===========       ===========
Ratio of Earnings to Fixed
 Charges....................          1.34             1.24              1.29
                               ===========      ===========       ===========
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(1) Earnings and fixed charges are defined and computed in accordance with
    Item 503 of Regulation S-K.

(2) This amount represents the aggregate of (a) the pre-tax income from continuing operations of MCNIC and its majority-owned subsidiaries, (b)
    MCNIC's share of pre-tax income of its 50% owned companies, and (c) any income actually received from less than 50% owned companies.

(3) Fixed charges added to earnings are adjusted to exclude interest capitalized during the period and, therefore, may differ from fixed charges as defined.

(4) In April 1996, MCN announced its intention to sell The Genix Group, its computer services subsidiary. For purposes of calculating the Ratio of Earnings to Fixed Charges, it has been classified as a discontinued operation and therefore excluded from the ratio for all periods presented.